                                                                    EXHIBIT 99.1

[CPS LOGO]                                                          NEWS RELEASE
--------------------------------------------------------------------------------
                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                   2006 FOURTH QUARTER AND FULL-YEAR EARNINGS

IRVINE, CALIFORNIA, FEBRUARY 14, 2007 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its fourth quarter and year ended December 31, 2006.

Pretax income for the fourth quarter of 2006 increased to $4.5 million, compared to pretax income of $1.7 million for the comparable quarter ended December 31, 2005. Net income for the quarter ended December 31, 2006 was $30.9 million, or $1.30 per diluted share, compared to net income of $1.7 million, or $0.07 per diluted share, for the quarter ended December 31, 2005. Net income for the 2006 period included a net tax benefit of $26.4 million, or $1.11 per diluted share, related to the reversal of most of the valuation allowance against the deferred tax asset on the Company's books. Without the tax gain, net income for the quarter would have been $4.5 million, or $0.19 per diluted share, up from $1.7 million, or $0.07 per diluted share, in the fourth quarter of 2005.

For the three months ended December 31, 2006 total revenues increased approximately $25.2 million, or 46.0%, to $79.9 million, compared to $54.7 million for the three months ended December 31, 2005. Total expenses for the three months ended December 31, 2006 were $75.4 million, an increase of $22.3 million, or 42.1%, as compared to $53.0 million for the three months ended December 31, 2005.

Pretax income for the full-year 2006 increased to $13.2 million, compared to pretax income of $3.4 million for 2005. Net income for the year ended December 31, 2006 was $39.6 million, or $1.64 per diluted share, compared to net income of $3.4 million, or $0.14 per diluted share, for the year ended December 31, 2005. As discussed above, net income for 2006 included a net tax benefit of $26.4 million, or $1.09 per diluted share. Without the tax gain, net income for 2006 would have been $13.2 million, or $0.55 per diluted share, up from $3.4 million, or $0.14 per diluted share, for the full year 2005. Revenues for the year ended December 31, 2006 totaled $278.9 million, an increase of $85.2 million, or 44.0%, compared to $193.7 million for 2005. Total expenses for the year ended December 31, 2006 were $265.7 million, an increase of $75.3 million, or 39.6%, as compared to $190.3 million for the year ended December 31, 2005.

During the fourth quarter of 2006, Consumer Portfolio Services purchased $241.4 million of contracts from dealers as compared to $254.4 million during the third quarter of 2006 and $188.1 million during the fourth quarter of 2005. For 2006, new contract purchases increased approximately 47.5% vs. 2005, increasing from $691.3 million in 2005 to $1,019.0 million in 2006. The Company's managed receivables totaled $1,565.9 million at the end of 2006, an increase of $444.2 million from $1,121.7 million at the end of 2005, as follows ($ in millions):

                                                 Dec. 31, 2006    Dec. 31, 2005
Owned by Consolidated Subsidiaries*                   $1,527.3         $1,000.6
Owned by Non-Consolidated Subsidiaries                    34.8            103.1
As Third Party Servicer for SeaWest Financial              3.8             18.0
     Total                                            $1,565.9         $1,121.7

* Before $125.9 million and $87.0 million of allowance for credit losses, deferred acquisition fees and repossessed vehicles for 2006 and 2005, respectively.


The Company continued its regular quarterly securitization program with the December sale of $195.8 million of AAA/Aaa rated asset backed notes. In addition, in December the Company entered into a new $35 million revolving residual credit facility. Subsequent to year end, the Company completed a $25 million subordinated warehouse facility that will allow for an advance rate up to 93% of the principal balance of receivables it purchases.

Annualized net charge-offs during the December 2006 quarter were 5.9% of the average owned portfolio as compared to 6.0% in the December 2005 quarter. Annualized net charge-offs for the full-year 2006 were 4.5% of the average owned portfolio as compared to 5.3% for the full-year 2005. Delinquencies greater than 30 days (including repossession inventory) were 5.5% of the total owned portfolio as of December 31, 2006 as compared to 5.0% as of December 31, 2005.

"As we have discussed over the last several quarters, our financial results continue to improve," said Charles E. Bradley, Jr., President and Chief Executive Officer of Consumer Portfolio Services. "This is the result of the continued growth of our managed portfolio while maintaining tight control over credit and operating expenses. This quarter our net income benefited from a one-time tax gain that significantly strengthens our equity base and helps de-lever the balance sheet. More importantly, pretax income continues to show solid year-over-year growth. Going forward, we expect to start providing for federal and state income tax expense, which will impact net income and EPS."

"Operationally 2006 was another good year for the Company as we once again achieved significant originations growth. During the fourth quarter, purchases of new receivables remained strong although down slightly from the third quarter but consistent with seasonal patterns. On the servicing side of the business, we have continued to improve our use of behavioral scorecards which allows us to be more effective and efficient. Delinquencies and net charge-offs for the fourth quarter remained well within historical seasonal ranges."


CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call tomorrow, February 15, 2007, at 1:30 p.m. ET to discuss its quarterly and full-year earnings. Those wishing to participate by telephone may dial-in at 973-409-9261 approximately 10 minutes prior to the scheduled time.
A replay will be available between February 15, 2007 and February 22, 2007, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 8442344. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE AND PROVISION FOR CREDIT LOSSES, BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES, AND ALSO INCLUDE THE STATEMENT THAT CONTINUED EARNINGS ARE EXPECTED. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR THE EFFECTS OF RECENT CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED. ALL OF SUCH FACTORS ALSO MAY AFFECT THE COMPANY'S FUTURE EARNINGS, AS TO WHICH THERE CAN BE NO ASSURANCE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

INVESTOR RELATIONS CONTACT


Robert E. Riedl
Consumer Portfolio Services
949-753-6800


                       CONSUMER PORTFOLIO SERVICES, INC. AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           (UNAUDITED)

                                                                  Three months ended       Twelve months ended
                                                                     December 31,             December 31,
                                                                ----------------------   ----------------------
                                                                  2006         2005        2006         2005
                                                                ---------    ---------   ---------    ---------
REVENUES:
Interest income                                                 $  75,376    $  49,819   $ 263,565    $ 171,834
Servicing fees                                                        458        1,156       2,895        6,647
Other income                                                        4,059        3,739      12,403       15,216
                                                                ---------    ---------   ---------    ---------
                                                                   79,893       54,714     278,863      193,697
                                                                ---------    ---------   ---------    ---------
EXPENSES:
Employee costs                                                     10,133       10,727      38,483       40,384
General and administrative                                          6,249        6,407      23,197       23,095
Interest                                                           27,700       15,827      93,113       51,669
Provision for credit losses                                        26,734       15,633      92,056       58,987
Impairment loss on residual asset                                      --           --          --           --
Other expenses                                                      4,559        4,452      18,814       16,190
                                                                ---------    ---------   ---------    ---------
                                                                   75,375       53,046     265,663      190,325
                                                                ---------    ---------   ---------    ---------
Income (loss) before income taxes                                   4,518        1,668      13,200        3,372
Income taxes                                                      (26,355)          --     (26,355)          --
                                                                ---------    ---------   ---------    ---------
      Net income (loss)                                         $  30,873    $   1,668   $  39,555    $   3,372
                                                                =========    =========   =========    =========

Earnings (loss) per share:
     Basic                                                      $    1.43    $    0.08   $    1.82    $    0.16
     Diluted                                                         1.30         0.07        1.64         0.14

Earnings (loss) per share without tax gain:
     Basic                                                      $    0.21    $    0.08   $    0.61    $    0.16
     Diluted                                                         0.19         0.07        0.55         0.14

Number of shares used in computing earnings (loss) per share:
     Basic                                                         21,626       21,698      21,759       21,627
     Diluted                                                       23,792       23,835      24,052       23,513


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                  December 31,      December 31,
                                                      2006              2005
                                                   -----------      -----------

Cash                                               $    14,215      $    17,789
Restricted cash                                        193,001          157,662
Total Cash                                             207,216          175,451
Finance receivables                                  1,480,794          971,304
Allowance for finance credit losses                    (79,380)         (57,728)
Finance receivables, net                             1,401,414          913,576
Residual interest in securitizations                    13,795           25,220
Other assets                                            94,605           40,897
                                                   -----------      -----------
                                                   $ 1,717,030      $ 1,155,144
                                                   ===========      ===========

Accounts payable and other liabilities             $    17,752      $    19,779
Warehouse lines of credit                               72,950           35,350
Residual interest financing                             31,378           43,745
Securitization trust debt                            1,442,995          924,026
Senior secured debt                                     25,000           40,000
Subordinated debt                                       13,619           18,655
                                                   -----------      -----------
                                                     1,603,694        1,081,555
                                                   -----------      -----------

Shareholders' equity                                   113,336           73,589
                                                   -----------      -----------
                                                   $ 1,717,030      $ 1,155,144
                                                   ===========      ===========



OPERATING AND PERFORMANCE DATA ($ IN THOUSANDS)                     At and for the                  At and for the
                                                                  Three months ended             Twelve months ended
                                                                     December 31,                    December 31,
                                                             ----------------------------    ----------------------------
                                                                 2006            2005            2006            2005
                                                             ------------    ------------    ------------    ------------

Contract purchases                                                241,361         188,108       1,019,018         691,252

Total managed portfolio                                         1,565,905       1,121,747       1,565,905       1,121,747

Average managed portfolio                                       1,539,098       1,102,091       1,376,781         997,697

Net interest margin (1)                                            47,676          33,992         170,452         120,165

Risk adjusted margin (2)                                           20,942          18,359          78,396          61,178

Core operating expenses (3)                                        20,941          21,586          80,494          79,669
   as % of average managed portfolio                                 5.44%           7.83%           5.85%           7.99%

Annualized return on managed assets (4)                              1.17%           0.61%           0.96%           0.34%

Allowance as % of finance receivables                                5.36%           5.94%           5.36%           5.94%

Delinquencies
                                                  31+ Days           3.99%           3.78%           3.99%           3.78%

                                    Repossession Inventory           1.54%           1.21%           1.54%           1.21%

            Total Delinquencies and Repossession Inventory           5.53%           4.99%           5.53%           4.99%

Annualized net charge-offs as % of average owned portfolio           5.92%           6.02%           4.50%           5.25%

(1) Interest income less interest expense.
(2) Net interest margin less provision for credit losses.
(3) Total expenses less interest and provision for credit losses.
(4) Pretax income divided by average managed portfolio.